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                                                                     Exhibit 2.9

                              AMENDMENT TO PURCHASE
                               AND SALE AGREEMENT


         THIS AMENDMENT TO PURCHASE AND SALE AGREEMENT (this "Amendment"), dated as of November 24, 1999, by and among The Plastic Surgery Company, a Georgia corporation ("PSC") and ______________________, a ____________ corporation
(hereinafter referred to as "Seller").

         WHEREAS, the Seller and PSC entered into that certain Purchase and Sale Agreement dated as of _____________, whereby Seller agreed to sell certain of the assets of the Seller to PSC upon the terms and conditions set forth therein (the "Original Agreement");

         WHEREAS, the Seller and PSC desire to amend the Original Agreement as set forth in this Amendment, subject to the terms and conditions set forth in this Amendment.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto amend the Original Agreement as follows:

1. Amendment of Original Agreement. The parties agree that Section 13.01 shall be amended and restated in its entirety as follows:

                  13.01 RIGHT OF TERMINATION. This Agreement and the transactions contemplated by this Agreement may be terminated at any time prior to the Closing Date:

                  (a) By the mutual consent of the Purchaser and the Seller,

                  (b) By the Purchaser in the event that the conditions set forth in Sections 4 and 7 of this Agreement shall not have been satisfied or waived in writing on or before the Closing.

                  (c) By the Seller in the event that the conditions set forth in Sections 5 and 8 of this Agreement shall not have been satisfied or waived in writing on or before the Closing.

                  (d)      By either party upon written notice after December
         15, 1999.

2.       Miscellaneous.

         a. Notices. All notices, demands or other communications hereunder shall be in writing and shall be deemed given when delivered personally, mailed by certified mail, return receipt requested, sent by overnight courier service or telecopies, telegraphed or telexed (transmission confirmed), or otherwise actually delivered to the parties as set forth in the Original Agreement.

         b. Severability and Governing Law. Should any Section or any part of a Section within this Amendment be rendered void, invalid or unenforceable by any court of law for any reason, such invalidity or unenforceability shall not void or render invalid or unenforceable any other Section or part of


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a Section in this Amendment. This Amendment is made and entered into in the
State of Georgia and the internal laws of the State of Georgia (without regard to the principles of conflicts of laws) shall govern the validity and interpretation hereof and the performance by the parties hereto of their respective duties and obligations hereunder.

         c. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         d. Captions and Section Headings. Section titles or captions contained in this Amendment are inserted as a matter of convenience and for reference purposes only, and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provisions hereof.

         e. Further Assurances. Each party hereto agrees to do all acts and to make, execute and deliver such written instruments as shall from time to time be reasonably required to carry out the terms and provisions of this Amendment.

         f. Definitions. All capitalized terms used and not defined herein shall have the meanings assigned to them in the Original Agreement.

         g. Survival. Except as specifically modified by this Amendment, the Original Agreement remains in full force and effect.


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         IN WITNESS WHEREOF, the parties hereto have executed this Amendment to the Purchase and Sale Agreement as of the day and year first above written.

                                      PSC:

                                      THE PLASTIC SURGERY COMPANY


                                      By:
                                         -----------------------------------
                                         Name:
                                              ------------------------------
                                         Title:
                                               -----------------------------


                                      SELLER:

                                      --------------------------------------



                                      By:
                                         -----------------------------------



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